EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2017 SALES AND EARNINGS

Eau Claire, Wisconsin (April 28, 2017)  ̶  National Presto Industries, Inc. (NYSE: NPK) announced today increased first quarter 2017 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “The January 3, 2017 sale of the Absorbent Product segment’s assets had a significant impact on first quarter comparative results both in terms of earnings and in presentation. The segment has been classified as a discontinued business in both years. Net after tax earnings from the sale of the Absorbent Product segment’s assets are reflected in 2017’s results, while 2016’s includes last year’s earnings augmented by the reversal of intercompany charges, primarily the lease of the Eau Claire manufacturing facility and the allocation of corporate services. Under accounting rules, these intercompany charges cannot be applied to a discontinued business and in the case of 2016, are presented as costs retroactively borne by the parent company. Net after tax earnings from the discontinued business increased by $7.48 million or 1067% from the prior year, reflecting the profitable sale of the Absorbent Product segment’s assets.

For the continuing business, net sales increased $6.9 million or 10.5%. Defense segment’s net shipments improved $8.3 million or 18.5%, largely reflecting shipments from its backlog. That improvement was offset in part by a decrease at the Housewares/Small Appliance segment of $1.3 million or 6.3%. That decrease was not unexpected. It stemmed from many of the same elements that affected the prior year, i.e., a struggling retail environment and changes in customer product assortments that occurred subsequent to first quarter 2016. Comparative first quarter operating earnings for the continuing business increased by $4.3 million or 45%. Operating earnings largely followed sales with Defense segment earnings increasing $5 million or 59.4% from comparable 2016 results, and Housewares/Small Appliances’ declining by a similar percentage. Other income was up approximately four-fold, largely due to the lease of the Eau Claire facility and the provision of transition service to the new owner. Enhanced earnings from the Company’s portfolio also had a positive impact, reflecting an increase in principal invested and recent interest rate increases implemented by the Federal Reserve Board.

The Housewares/Small Appliance segment introduced several new products at the March 2017 International Housewares Show. These products included the innovative Nomad™ slow cookers in six- and eight-quart sizes. Each produces a generous slow cooked meal or side dish and each is easy to clean ̶ the hinged cover and the cooking pot are removable and fully immersible. Additional features like a see-through glass lid, a white dry erase board and marker (enabling the host to identify the food inside), and cord storage make these slow cookers ideal for buffets. The slow cookers are also perfect for tailgating or picnics. The outer housing of each cooker is not only cool-touch, but also looks like and offers the benefits of a picnic cooler. Those benefits include a swing-up handle that enables one-handed transport, a rugged, wide-profile base that minimizes the possibility of tip-over, and a locking seal that assures spill-proof transportation in the unlikely event the product is tipped. An onboard, removable spoon rest provides a handy means to carry and store the serving utensil. The Company also unveiled at the Show an indoor electric turkey fryer. The fryer cooks up to a 15 pound frozen-weight turkey in about 60 minutes. A motorized rotisserie continually rotates the turkey in and out of the oil for perfect even browning. The turkey fryer uses only five liters of oil, about one-sixth the oil required for outdoor fryers. An 1800-watt immersion element provides quick preheating and fast oil temperature recovery, while the special cover acts as a spatter shield throughout the frying process. A capacious basket is provided enabling the product to double as a traditional deep fryer for chicken, fish, fries and more, and as a steamer or boiler for vegetables and seafood. The fryer‘s thermostat is adjustable providing a variety of cooking temperatures. The element and cooking pot remove for easy cleaning. A 4.2-quart air fryer was shown as well. The product features a unique rectangular shape that enables the user to prepare more food using a smaller footprint. Air fryers are popular with dieters, as they bake rather than fry food. They are also used as convection ovens for baking frozen snack foods and rolls, making homemade cookies, cakes, and pies, and even roasting and grilling meat and vegetables. The new PRESTO® air fryer is laden with features, which include an adjustable thermostat, a sixty-minute timer with automatic shutoff, cord storage, and a removable

EXHIBIT 99.1

pan and basket that are fully immersible for easy cleaning. In keeping with the popularity of ramen and boxed macaroni and cheese, the Company introduced a new microwave multi-cooker that not only is ideal for preparing ramen and macaroni and cheese, but also heats soup, fries bacon, and pops corn. The multi-cooker is made of silicone that collapses for convenient storage. The product comes with a bacon rack, chopsticks for consuming ramen, and a special cover/strainer. The cover/strainer functions as a spatter shield when cooking bacon and as a strainer when draining the water from macaroni. All parts can be stored in the collapsed base. Both cover and bowl are fully immersible and dishwasher safe. Finally, the Company showed a new clock timer that features a clock, three event count-up and count-down timers, an easel stand with a magnetic back, and a white dry erase board with marker for reminders, messages, and notes. The clock/timer uses standard AAA batteries that are included with the product at the time of sale.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	THREE MONTHS ENDED
	April 2, 2017	April 3, 2016
Net Sales	$72,854,000	$65,942,000
Earnings from Continuing Operations	$9,973,000	$6,510,000
Earnings from Discontinued Operations	$8,182,000	$701,000
Net Earnings	$18,155,000	$7,211,000
Net Earnings Per Share	$$2.60	$$1.04
Weighted Average Shares Outstanding	6,981,000	6,964,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.